Exhibit 4.1

ABBVIE DEFERRED COMPENSATION PLAN

(Effective as of January 1, 2013)

ABBVIE

DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

Section 1.1            Purpose.  The AbbVie Deferred Compensation Plan (the “Plan”) is designed to assist the Employers in attracting and retaining key employees by providing Eligible Employees with the opportunity to defer the receipt of a portion of their compensation and to have that deferred compensation treated as if it were invested pending its distribution by the Plan.

Section 1.2            ERISA.  The Plan is intended to be exempt from Parts 2, 3, and 4 of Title I of ERISA and, therefore, participation in the Plan is limited to a select group of management and highly compensated employees, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

Section 1.3            Employers.

(a)           After the Effective Date, any Subsidiary of the Company that is not then an Employer may adopt the Plan with the Company’s consent as described in Section 13.12.

(b)           Each Employer shall be liable to the Company for an amount equal to the Plan benefits earned by its Eligible Employees.  Where an Eligible Employee has been employed by more than one Employer, the Plan Administrator shall allocate the liability to the Company associated with that Eligible Employee’s Plan benefits among his or her Employers.  The Plan Administrator shall establish procedures for determining the time at which and manner in which the Employers shall pay this liability to the Company.

Section 1.4            Effective Date.  The Plan is adopted and is effective as of January 1, 2013 (the “Effective Date”).

Section 1.5            Transfer of Liabilities from Abbott Laboratories Plan.  As part of the Separation and Distribution Agreement by and between Abbott Laboratories and AbbVie Inc. dated as of November 28, 2012, Abbott and AbbVie entered into the Employee Matters Agreement dated as of December 31, 2012 (the “EMA”).  In accordance with the EMA, all liabilities for AbbVie Employees (as defined in the EMA) under the Abbott Laboratories Deferred Compensation Plan were transferred to the Plan and the Plan became liable to pay all such benefits to such participants.  Supplement A to the Plan sets forth the additional rules applicable to the transferred benefits and transferred participants.

ARTICLE II

DEFINITIONS

When used in this Plan, unless the context clearly requires a different meaning, the following words and terms shall have the meanings set forth below.  Whenever appropriate, words used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender.

Section 2.1            Account.  “Account(s)” means the account(s) established for record keeping purposes for each Participant pursuant to Article VI.

Section 2.2            Base Compensation.  “Base Compensation” means the Participant’s total compensation earned in a Plan Year for personal service actually rendered to an Employer, including sales bonuses, sales incentives and sales commissions (excluding Eligible Bonuses, all other bonuses, commissions, relocation expenses, reimbursements, expense allowances, fringe benefits (cash or noncash), welfare benefits (whether or not those amounts are includible in gross income) and other non-regular forms of compensation) before deductions for (i) Deferral Elections made pursuant to Section 4.1 or (ii) contributions made on the Participant’s behalf to any Employer Savings Plan or to any cafeteria plan under Section 125 of the Internal Revenue Code of 1986, as amended (the “Code”), maintained by an Employer.

Section 2.3            Beneficiary.  “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article IX.

Section 2.4            Board of Review.  “Board of Review” means the AbbVie Employee Benefit Board of Review appointed and acting under the AbbVie Pension Plan and having the powers and duties described in this Plan.

Section 2.5            Company.  “Company” means AbbVie Inc., its successors, any organization into which or with which AbbVie Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.6            Deferral Election.  “Deferral Election” means an election under the Plan by a Participant to defer the receipt of a portion of his or her Eligible Compensation made on a Deferral Election Form.

Section 2.7            Deferral Election Form.  “Deferral Election Form” means the form provided to the Participant by the Plan pursuant to Section 4.1 on which the Participant makes his or her Deferral Election.

Section 2.8            Deferral Account.  “Deferral Account(s)” means the account(s) established for record keeping purposes for each Participant’s Deferral Election pursuant to Section 6.1.

Section 2.9            Disability.  The date of “Disability” of a Participant means the date on which the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, eligible to receive income replacement benefits for a period of six or more months under the terms of the AbbVie Long-Term Disability Plan (“LTD Plan”) or, for a Participant whose Employer does not participate in the LTD Plan, such similar accident and health plan in which his or her Employer participates.

Section 2.10          Distribution Election.  “Distribution Election” is defined in Section 4.3(a).

Section 2.11          Distribution Election Form.  “Distribution Election Form” means the form provided to the Participant by the Plan pursuant to Section 4.3 on which the Participant specifies the time at which the amounts credited to one of the Participant’s Account(s) are to be distributed and their method of payment.

Section 2.12          Effective Date.  “Effective Date” is defined in Section 1.6.

Section 2.13          Eligibility Date.  “Eligibility Date” is defined in Section 3.1(b).

Section 2.14          Eligible Bonus.  “Eligible Bonus” means an annual cash incentive bonus for a Plan Year that the Plan Administrator, or its delegate, has designated as being eligible for deferral under the Plan.  As of the Effective Date, cash bonuses paid under the AbbVie Cash Profit Sharing Plan or any Employer’s annual incentive bonus plan with a performance period commencing on January 1 and ending on December 31 of the applicable Plan Year are eligible for deferral under the Plan.

Section 2.15          Eligible Compensation.  “Eligible Compensation” means the Participant’s Base Compensation and Eligible Bonus(es).

Section 2.16          Eligible Employee.  “Eligible Employee” means any person employed by an Employer who is both

(i)            a United States employee or an expatriate who is based and paid in the United States, and

(ii)           shown as having a grade level of 20 (or equivalent level of compensation if on a different pay grade system) or higher on his or her Employer’s Human Resource System and who is not (a) both an officer of the Company and eligible to participate in the AbbVie Supplemental Savings Plan, except as contemplated by Section 3.1 hereof for the Plan Year in which the person is first named an officer, (b) an individual who provides services to an Employer under a contract, arrangement or understanding with either the individual directly or with an agency or leasing organization that treats the individual as either an independent contractor or an employee of such agency or leasing organization, even if such individual is subsequently determined (by an Employer, the Internal Revenue Service, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer rather than an independent contractor or employee of such agency or leasing organization, or (c) any Employee who is employed by an Employer located in Puerto Rico, other than any person designated as a “U.S. Expatriate” on the records of an Employer.

For all Plan purposes, an individual shall be an “Eligible Employee” for any Plan Year only if during that Plan Year an Employer treats that individual as its employee for purposes of employment taxes and wage withholding for Federal income taxes, even if such individual is subsequently determined (by an Employer, the Internal Revenue Service, any other governmental agency, judicial action, or otherwise) to have been a common law employee of an Employer in that Plan Year.

Section 2.17          Employer.  “Employer” shall mean the Company, the participating Employers on the Effective Date, and any Subsidiary of the Company that subsequently adopts the Plan in the manner provided in Section 13.12.

Section 2.18          Employer Contribution.  “Employer Contribution” means the contribution deemed to have been made by an Employer pursuant to Section 5.1.

Section 2.19          Employer Contribution Account.  “Employer Contribution Account(s)” means the account(s) established for record keeping purposes for each Participant’s Employer Contributions pursuant to Section 6.1.

Section 2.20          Employer Savings Plan.  “Employer Savings Plan” means any defined contribution retirement plan that is maintained by an Employer, qualified under Code Section 401(a), and includes a cash or deferred arrangement under Code Section 401(k).  The term shall specifically include, but not be limited to, the AbbVie Savings Plan.

Section 2.21          ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.22          Hardship Distribution.  “Hardship Distribution” is defined in Section 8.5(a).

Section 2.23          In-Service Distribution.  “In-Service Distribution” is defined in Section 4.3.

Section 2.24          Initial Election.  “Initial Election” is defined in Section 4.3(a).

Section 2.25          Investment Election.  “Investment Election” is defined in Section 4.2(a).

Section 2.26          Investment Election Form.  “Investment Election Form” means the form provided to the Participant by the Plan pursuant to Section 4.2 on which the Participant specifies the Investment Funds in which the Participant’s Account(s) are to be deemed to be invested.

Section 2.27          Investment Fund(s).  “Investment Fund(s)” means one or more of the funds selected by the Plan Administrator pursuant to Section 4.2.

Section 2.28          Investment Fund Subaccounts.  “Investment Fund Subaccounts” is defined in Section 6.1(b).

Section 2.29          Matching DCP Deferral.  “Matching DCP Deferral” for a Participant for a Plan Year is an amount equal to the total dollar amount of the Participant’s deferrals for the Plan Year pursuant to Employee Deferral Elections under Section 4.1(b), but in no event shall a Participant’s Matching DCP Deferral for a Plan Year exceed the amount by which (a) the Participant’s Base Compensation for the Plan Year up to the limit on compensation as defined in Code Section 401(a)(17) exceeds (b) the Participant’s Base Compensation for the Plan Year less the total dollar amount deferred pursuant to Employee Deferral Elections under Section 4.1(b) for the Plan Year.

Section 2.30          Participant.  “Participant” means any Eligible Employee who elects to participate in this Plan by filing a Deferral Election, Investment Fund Election, and Distribution Election as provided in Article IV or is a Transferred Participant or a Post-Distribution Participant.

Section 2.31          Plan.  “Plan” means the AbbVie Deferred Compensation Plan.

Section 2.32          Plan Administrator.  “Plan Administrator” means the Board of Review.

Section 2.33          Plan Year.  “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.34          Post-Distribution Participant.  “Post-Distribution Participant” means: (a) a Post-Distribution AbbVie Employee (as defined in the EMA) who (i) was an employee of Abbott or its subsidiary as of immediately prior to the Separation (as defined in the Separation Agreement) and is transferred to or hired by AbbVie or its Subsidiary after the Separation (as defined in the Separation Agreement), and (ii) had the liabilities associated with his or her account balances in the Abbott Deferred Compensation transferred to this Plan in accordance with Supplement A; and (b) any other individual on whose behalf liabilities are transferred from the Abbott Deferred Compensation Plan to the Plan in accordance with Supplement A in connection with an employment transfer during the Transition Period (as defined in the EMA).

Section 2.35          Rate of Return.  “Rate of Return” means, for each Investment Fund, an amount equal to the net gain or net loss (expressed as a percentage) on the assets of that Investment Fund.

Section 2.36          Retirement.  “Retirement” means a Termination of Employment after having satisfied the age and service requirements of Subsection (a) or (b) below, as applicable:

(a)           With respect to Participants covered by the AbbVie Pension Plan (the “Pension Plan”):

(i)            for any Transferred Participant or Post-Distribution Participant who has an Old Formula Benefit (as defined in the Pension Plan), the date on which the Participant attains age 50 and completes 10 years of “vesting service” (as such term is described in the Pension Plan); or

(ii)           for any Transferred Participant or Post-Distribution Participant who does not have an Old Formula Benefit (as defined in the Pension Plan) under the Pension Plan and any participant who does not fall into the preceding categories hired by AbbVie on or after the Effective Date, the date on which the Participant attains age 55 and completes 10 years of “vesting service” (as such term is described in the Pension Plan).

(b)           With respect to Transferred Participants or Post-Distribution Participants covered by the Abbott Laboratories Pension Plan for Former BASF and Former Solvay Employees, the date on which the Participant attains age 55 and completes 5 years of vesting service (as such term is described in the Abbott Laboratories Pension Plan for Former BASF and Former Solvay Employees).

Section 2.37          Separation Date.  “Separation Date” has the meaning set forth in the Separation Agreement.

Section 2.38          Subsequent Election.  “Subsequent Election” is defined in Section 4.2(a).

Section 2.39          Subsidiary.  “Subsidiary” means any corporation, limited liability company, partnership, joint venture, or business trust organized in the United States 50 percent or more of the voting stock of which is owned, directly or indirectly, by the Company.

Section 2.40          Termination of Employment.  “Termination of Employment” means the cessation of a Participant’s services as an employee, whether voluntary or involuntary, for any reason other than death; provided, that the Participant shall not be considered to have terminated employment for purposes of the Plan until he or she would be considered to have incurred a “separation from service” from the Employer within the meaning of Code Section 409A.

Section 2.41          Transferred Participant.  “Transferred Participant” means an AbbVie Employee (as defined in the EMA), excluding a Post-Distribution AbbVie Employee (as defined in the EMA), who accepts an offer of employment or continues employment with or is transferred to AbbVie or one of its Subsidiaries under the Separation Agreement on or immediately after the Separation Date.

Section 2.42          Unforeseeable Emergency.  “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant, loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as determined by the Plan Administrator.

ARTICLE III

PARTICIPATION

Section 3.1            Participation.

(a)           Except as provided in Sections 3.1(b) and (c), an Eligible Employee may become a Participant by making a Deferral Election, Investment Fund Election, and Distribution Election pursuant to Article IV on or before the deadline set by the Plan Administrator pursuant to Section 4.4.

(b)           A newly hired individual who is an Eligible Employee shall become eligible to participate in the Plan on the first day of the month next following the month after the individual’s date of hire (the “Eligibility Date”); provided that in no event shall such individual begin to participate in the plan later than 90 days following his or her date of hire.  Notwithstanding the election requirements of Section 3.1(a), a newly Eligible Employee who was not eligible to participate in any other plan that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) may make a Deferral Election, Investment Fund Election and Distribution Election pursuant to Article IV within the 30-day period immediately following the Eligibility Date.  Any such election shall become effective for Eligible Compensation earned no earlier than the first payroll period commencing after receipt of the election by the Plan Administrator and shall be irrevocable for the remainder of the Plan Year.

(c)           An individual who becomes an Eligible Employee as a result of a job promotion or transfer may make a Deferral Election, Investment Fund Election and Distribution Election pursuant to Article IV only with respect to Eligible Compensation to be earned in the Plan Year next following the year of such promotion or transfer.  Any such election shall be made in accordance with Article IV and shall become effective for Eligible Compensation earned in the Plan Year following the year in which the election is made.

(d)           Participation of Transferred Participants and Post-Distribution Participants shall be governed by Supplement A.

Section 3.2            Termination of Participation.  A Participant who ceases to be an Eligible Employee due to a Termination of Employment will remain a Participant but (i) may no longer make Deferral Elections with respect to any Plan Year following the year of such termination and (ii) all deferrals under the Plan shall cease as of the date of the Participant’s Termination of Employment.  A Participant who ceases to be an Eligible Employee due to a job promotion (or demotion) may no longer make Deferral Elections with respect to any Plan Year following the year of such promotion or demotion but the Participant’s Deferral Elections for the Plan Year in which such promotion or demotion occurs shall remain irrevocable.  A Participant shall remain a Participant until (i) his or her death or (ii) his or her Accounts have been distributed.

ARTICLE IV

ELECTION FORMS

Section 4.1            Deferral Elections.

(a)           Participants shall make their Deferral Elections annually on a form provided by the Plan Administrator (a “Deferral Election Form”). Each Deferral Election shall apply to only a single Plan Year.

(b)           On his or her Deferral Election Form, the Participant shall specify the amount (expressed as a percentage) of his or her Base Compensation and the amount (also expressed as a percentage) of his or her Eligible Bonuses that the Participant elects to defer for that Plan Year together with such other information as the Plan Administrator may, in its sole and absolute discretion, require.

(c)           For any Plan Year, a Participant may elect to defer:

(i)            between five percent (5%) and seventy-five percent (75%) of his or her Base Compensation (in whole percentage increments), and

(ii)           between five percent (5%) and one hundred percent (100%) of his or her Eligible Bonus(es) (in whole percentage increments);

provided, however, that in no event may a Participant elect to defer his or her Eligible Compensation to the extent that his or her remaining compensation would be insufficient to satisfy all applicable withholding taxes and contributions required under Employer-sponsored benefit plans in which the Participant participates.

(d)           A Participant may not revoke his or her Deferral Election at any time after the deadline for making such Deferral Election set by the Plan Administrator pursuant to Section 4.4.

Section 4.2            Investment Elections.  The Plan Administrator shall, from time to time, make available investment options (the “Investment Funds”) that serve as benchmark funds for the amounts a Participant defers under the Plan.  A Participant’s Plan deferrals shall not actually be invested in the Investment Funds and the Participant shall not be considered a shareholder of any of the Investment Funds he or she selects by virtue of participation in the Plan.  Instead, the Participant’s Plan deferrals shall be considered invested in, and his or her Plan Account shall reflect such Investment Fund’s Rate of Return. A Participant’s election of investments shall be subject to the following rules:

(a)           Participants shall make their investment elections on an Investment Election Form provided by the Plan Administrator (an “Investment Election”).

(b)           The Investment Election Form completed by the Participant shall apply only to the Eligible Compensation being deferred in a single Plan Year and shall specify the Investment Funds in which the deferrals for each such Plan Year are to be deemed to be invested, and the portion (expressed in whole percentage increments) of the deferrals for such Plan Year that are to be deemed to be invested in each such Investment Fund, and shall continue in effect until revoked or changed as permitted by the Plan Administrator.

Section 4.3            Distribution Elections.

(a)           Participants shall make their distribution elections in accordance with the Distribution Election Form provided by the Plan Administrator (a “Distribution Election”) as permitted or required by such form.  Each Distribution Election (the “Initial Election”) shall apply only to the Eligible Compensation being deferred in a single Plan Year and must be made by the deadline set by the Plan Administrator pursuant to Section 4.4, at which time the Initial Election shall be irrevocable, subject to Section 4.3(c).

(b)           On the Distribution Election Form:

(i)            Mandatory Retirement Election.  In all cases, the Participant shall select the method of payment from among the methods of payment described in Section 8.3(a) to apply in the event payment is made upon Retirement pursuant to this Distribution Election in accordance with Sections 8.3 or 8.4 or upon Disability in accordance with Section 8.7.

(ii)           Optional In-Service Distribution Election.  The Participant shall also have the option to elect that the Eligible Compensation being deferred for that Plan Year shall be paid to the Participant while he or she is still employed by an Employer (an “In-Service Distribution”).  If the Participant elects to receive an In-Service Distribution of the Eligible Compensation being deferred, then the Participant shall also select the year in which the payments are to be made.  A Participant may not elect to receive an In-Service

Distribution in a Plan Year that is less than two (2) years after the end of the Plan Year in which the Eligible Compensation is earned.

(c)           Notwithstanding anything to the contrary in Section 4.3, a Participant may change the form of distribution or his or her Distribution Election (a “Subsequent Election”) to the extent permitted by the Plan Administrator and Code Section 409A(a)(4)(C), including the requirements that such Subsequent Election:

(i)            shall not take effect until at least 12 months after the date on which the Subsequent Election is filed with the Plan Administrator;

(ii)           shall result in the first distribution subject to such Subsequent Election being made at least five years after the date such distribution would otherwise have been paid pursuant to the previous election; and

(iii)          shall be filed with the Plan Administrator at least 12 months before the date the first scheduled distribution is to be paid pursuant to the previous election.

Section 4.4            Deadline for Submitting Election Forms.  The Plan Administrator may set a deadline or deadlines for the receipt of the election forms required under the Plan; provided, however, that, except as provided in Section 3.1(b), such forms must be filed on or before the end of the year immediately preceding the Plan Year for which it is to be effective.

ARTICLE V

EMPLOYER CONTRIBUTIONS

Section 5.1            Employer Contributions.  Each Participant who makes a Deferral Election will be credited with an Employer Contribution equal to 5% of the Participant’s Matching DCP Deferral.  The Plan Administrator may, however, in his or her discretion, otherwise set the amount of the Employer Contribution, subject to and not in excess of applicable limits imposed by the Internal Revenue Service.

Section 5.2            Allocation of Employer Contributions.  A Participant’s Employer Contribution for a Plan Year shall be allocated among the same Investment Funds and in the same proportion as the Participant has elected for his or her deferrals for that Plan Year.

Section 5.3            Distribution of Employer Contributions.  An Employer Contribution for a Plan Year shall be distributed to the Participant according to the election made by the Participant governing his or her deferrals for that same Plan Year.

ARTICLE VI

MAINTENANCE AND CREDITING OF ACCOUNTS

Section 6.1            Maintenance of Accounts.

(a)           The Plan shall maintain a separate Account for each Deferral Election (a “Deferral Account”) made by a Participant and each Employer Contribution (an “Employer Contribution Account”) made for a Participant.  A Participant’s Accounts shall reflect the

Participant’s Investment Fund Elections and Distribution Elections made pursuant to Article IV, any Employer Contributions made on behalf of the Participant pursuant to Article V, adjustments to the Account made pursuant to this Article VI, and distributions made with respect to the Account pursuant to Article VIII.  The Accounts shall be used solely as a device for the measurement and determination of the amounts to be paid to the Participants pursuant to this Plan and shall not constitute or be treated as a trust fund of any kind.

(b)           Each Account shall be divided into separate subaccounts (“Investment Fund Subaccounts”), each of which corresponds to the Investment Fund selected by the Participant pursuant to Section 4.2(b).

Section 6.2            Crediting of Accounts.

(a)           No later than five (5) business days following the end of each pay period, the Plan shall credit each Participant’s Investment Fund Subaccounts to reflect amounts deferred from the Participant’s Eligible Compensation during that pay period and the Investment Fund Election made by the Participant with respect to that Eligible Compensation.

(b)           At the end of each Plan Year, the Plan shall credit each Participant’s Investment Fund Subaccounts to reflect any Employer Contribution deemed to have been made on behalf of the Participant for that Plan Year and the allocation of that contribution among the Investment Funds pursuant to Section 4.2.

(c)           The Plan Administrator shall adjust each Investment Fund Subaccount to reflect any transfers under the Plan to or from that Investment Fund Subaccount, as of the end of each business day to reflect any distributions under the Plan made with respect to that Investment Fund Subaccount, and the Rate of Return on the related Investment Fund.

Section 6.3  Statement of Accounts.  Each Participant shall be issued quarterly statements of his or her Account(s) in such form as the Plan Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Account(s) as of the end of the most recently completed quarter.

ARTICLE VII

VESTING AND FORFEITURES

Section 7.1            Deferral Accounts.  A Participant’s Deferral Accounts shall be one hundred percent (100%) vested and non-forfeitable at all times.

Section 7.2            Employer Contribution Account.

(a)           A Participant’s Employer Contribution Account shall become one hundred percent (100%) vested and non-forfeitable when the matching contributions made by the Participant’s Employer on behalf of the Participant under the Employer Savings Plan in which the Participant participates become one hundred percent (100%) vested and non-forfeitable.

(b)           If a Participant’s employment with the Employers terminates (whether voluntarily or involuntarily) before the matching contributions made by the Participant’s Employer on behalf of the Participant under the Employer Savings Plan in which the Participant participates become one hundred percent (100%) vested and non-forfeitable, then the Participant shall forfeit his or her related Employer Contribution Account.

ARTICLE VIII

DISTRIBUTION OF BENEFITS

Section 8.1            Distribution of Benefits in the Event of a Termination of Employment.  If a Participant elects to receive his or her Plan benefits as an In-Service Distribution, then in the event of that Participant’s Termination of Employment (other than due to Retirement) prior to receiving that In-Service Distribution, the Company shall pay that Participant’s Plan benefits in a lump-sum to the Participant within 90 days following his or her Termination of Employment.  If a Participant elects to receive his or her Plan benefits upon Retirement, then in the event of that Participant’s Termination of Employment prior to the date the Participant attains eligibility for Retirement, the Company shall pay that Participant’s Plan benefits in a lump-sum to the Participant within 90 days following his or her Termination of Employment.

Section 8.2            In-Service Distributions.  Subject to the provisions of Section 8.6, the Company shall pay In-Service Distributions in a lump-sum to the Participant on the first business day in February of the year designated by the Participant on his or her Distribution Election Form.

Section 8.3            Distribution of Benefits in the Event of Retirement.

(a)           If, pursuant to Section 4.3, a Participant has elected to receive his or her Plan benefits for a Plan Year upon his or her Retirement, then the Company shall pay the Participant his or her Plan benefits commencing on the first business day in February next following the date of the Participant’s Retirement in any of the following forms pursuant to the Participant’s Initial Election or Subsequent Election, as applicable:

(i)            in substantially equal quarterly or annual installments to the Participant over fifteen (15) years; or

(ii)           in substantially equal quarterly or annual installments to the Participant over ten (10) years; or

(iii)          in substantially equal quarterly or annual installments to the Participant over five (5) years; or

(iv)          in a lump-sum; or

(v)           if no such election is on file with the Plan Administrator, in substantially equal quarterly installments to the Participant over ten (10) years.

Quarterly installments shall be paid on the first business day of each calendar quarter and annual installments shall be paid on the first business day of each calendar year.

(b)           Notwithstanding the provisions of Section 8.3(a), in the event that, as of the date of the Participant’s Retirement, the Participant’s benefits under the Plan do not exceed, in the aggregate, $15,500, the Participant’s benefits shall be paid to the Participant in a lump-sum.

Section 8.4            Distribution of Benefits on the Earlier to Occur of a Participant’s Retirement or a Specified Date.

If a Participant has elected to receive his or her Plan benefits on a specified date pursuant to Section 4.3(b)(ii), if the Participant’s Retirement occurs prior to such specified date,

(a)           For amounts deferred for a Transferred Participant or a Post-Distribution Participant with respect to Plan Years beginning prior to January 1, 2008, the Company shall pay the Transferred Participant or the Post-Distribution Participant his or her Plan benefits in a lump sum on the first business day in February next following the Participant’s Retirement; and

(b)           For amounts deferred for a Transferred Participant or a Post-Distribution Participant with respect to Plan Years beginning on or after January 1, 2008, and for amounts deferred for a Participant hired by an Employer on or after the Effective Date of the Plan, the Company shall pay the Participant his or her Plan benefits in accordance with Section 8.3(a), subject to Section 8.3(b).

Section 8.5            Distributions Due to Unforeseeable Emergency.

(a)           A Participant may receive the early payment of all or part of the balance in his or her Account(s) in the event of an Unforeseeable Emergency (a “Hardship Distribution”) subject to the following restrictions:

(i)            The Participant has requested the Hardship Distribution from the Plan Administrator on a form provided by or in the format requested by the Plan Administrator;

(ii)           The Plan Administrator has determined that an Unforeseeable Emergency has occurred;

(iii)          The Plan Administrator determines the amount of the Hardship Distribution, which amount will be limited to the amount reasonably necessary to satisfy the emergency need (including any amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the Hardship Distribution); and

(iv)          The Hardship Distribution shall be distributed in a lump-sum within 30 days following determination by the Plan Administrator of the amount of the Hardship Distribution.

(b)           The circumstances that would constitute a Unforeseeable Emergency will depend on the facts and circumstances of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship may be relieved through (i) reimbursement or compensation by insurance or otherwise, (ii) liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan in compliance with Code Section 409A.

Section 8.6            Distribution of Benefits in the Event of Death.  In the event of a Participant’s death prior to the complete distribution of his or her Accounts, the Company shall distribute his or her total Plan benefits to his or her Beneficiary in a lump sum within 90 days after the date of the Participant’s death.

Section 8.7            Distribution of Benefits in the Event of Disability.  In the event of a Participant’s Disability, the Company shall pay the Participant his or her Plan benefits commencing on the first business day in February next following the date of the Participant’s Disability in the form set forth below:

(a)           For any Participant who has elected to receive his or her Plan benefits upon Retirement, pursuant to the Participant’s Distribution Election to receive his or her Plan benefits in one of the Retirement forms permitted under Section 8.3(a), subject to Section 8.3(b).

(b)           For a Participant who has elected to receive his or her Plan benefits as an In-Service Distribution, if the Participant’s Disability occurs prior to the date specified in such Distribution Election:

(i)            For amounts deferred for a Transferred Participant or a Post-Distribution Participant with respect to Plan Years beginning on or subsequent to January 1, 2008, or for amounts deferred for a Participant hired by an Employer on or after the Effective Date of the Plan, pursuant to the Participant’s Distribution Election to receive his or her Plan benefits in one of the Retirement forms permitted under Section 8.3(a), subject to Section 8.3(b).

(ii)           For amounts deferred for a Transferred Participant or a Post-Distribution Participants with respect to all Plan Years beginning prior to January 1, 2008, pursuant to the Participant’s Distribution Election to receive his or her Plan benefits in a lump sum under Section 4.3(b)(ii).

Section 8.8            Postponing or Amending Distributions.  A Participant may postpone a scheduled distribution or amend the form of distribution specified in Section 8.2, Section 8.3(a) or Section 8.4 only by making a Subsequent Election pursuant to the terms of Section 4.3(c).

Section 8.9            Distribution of Benefits Pursuant to a Domestic Relations Order.  The Company shall pay all or a portion of a Participant’s Plan benefits in a lump sum to any person other than the Participant pursuant to the terms of a domestic relations order.  For this purpose, a domestic relations order means a judgment, decree or order (including approval of a property settlement agreement) which relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of the Participant and which is made pursuant to a state domestic relations law (including a community property law).

ARTICLE IX

BENEFICIARY DESIGNATION

Section 9.1            Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person, persons or entity as his or her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a designation with the Plan Administrator, on such form and in accordance with such procedures as the Plan Administrator may establish from time to time.

Section 9.2            Failure to Designate a Beneficiary.  If a Participant or Beneficiary fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or his or her Beneficiary, then the Participant’s Beneficiary shall be deemed to be, in the following order:

(i)                                     to the spouse of such person, if any; or

(ii)                                  to the deceased person’s estate.

Section 9.3            Facility of Payment.  When, in the Plan Administrator’s opinion, a Participant or Beneficiary is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may make any benefit payments to the Participant or Beneficiary’s legal representative, or spouse, or the Plan Administrator may apply the payment for the benefit of the Participant or Beneficiary in any way the Plan Administrator considers advisable, in each case, without subjecting the Participant or Beneficiary to accelerated taxation and/or tax penalties under Code Section 409A.

ARTICLE X

ADMINISTRATION OF PLAN

Section 10.1          Plan Administrator.  The Board of Review, or such person as the Board of Review shall designate pursuant to Section 10.3, shall serve as the Plan Administrator of the Plan. The administration of the Plan shall be under the supervision of the Plan Administrator. It shall be a principal duty of the Plan Administrator to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them. Benefits under the Plan shall be paid only if the Plan Administrator decides, in his or her discretion, that the applicant is entitled to them. The Plan Administrator will have full power to administer the Plan in all of its details, subject to applicable requirements of law. For this purpose, the Plan Administrator’s powers will include but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(i)            To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

(ii)           To exercise discretion in interpreting the Plan, any interpretation to be reviewed under the arbitrary and capricious standard;

(iii)          To exercise discretion in deciding all questions concerning the Plan and the eligibility of any person to participate in the Plan; such decision to be reviewed under the arbitrary and capricious standard;

(iv)          To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

(v)           To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocations, delegation or designation to be in writing;

(vi)          To determine the amount and type of benefits to which any Participant or Beneficiary shall be entitled hereunder, including the method and date for all valuations under the Plan;

(vii)         To receive from the Employers and from Participants such information as shall be necessary for the proper administration of the Plan or any of its programs;

(viii)        To maintain or cause to be maintained all the necessary records for the administration of the Plan;

(ix)          To receive, review and keep on file (as it deems convenient and proper) reports of benefit payments made by the Plan;

(x)           To determine and allocate among the Employers the liability to the Company associated with Plan benefits in accordance with Section 1.4 and to determine the time at which and manner in which that liability shall be paid to the Company;

(xi)          To make, or cause to be made, equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(xii)         To do all other acts which the Plan Administrator deems necessary or proper to accomplish and implement its responsibilities under the Plan.

Section 10.2          Reliance on Tables, etc.  In administering the Plan, the Plan Administrator will be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions of accountants, counsel, or other experts employed or engaged by the Plan Administrator.

Section 10.3          Delegation.  The Board of Review shall have the authority to appoint another corporation or one or more other persons to serve as the Plan Administrator hereunder, in which event such corporation or person(s) shall exercise all of the powers, duties, responsibilities, and obligations of the Plan Administrator hereunder.

Section 10.4          Operations.  The day to day operation of the Plan will be handled by the person(s) designated by the Plan Administrator.

Section 10.5          Uniform Rules.  The Plan Administrator shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all similarly situated Participants.

Section 10.6          Plan Administrator’s Decisions Final.  Any interpretation of the provisions of the Plan (including, but not limited to, the provisions of any of its programs) and any decision on any matter within the discretion of the Plan Administrator made by the Plan Administrator in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Plan Administrator shall make such adjustment on account thereof as it considers equitable and practicable. Neither the Plan Administrator nor any Employer shall be liable in any manner for any determination of fact made in good faith.

ARTICLE XI

CLAIMS FOR BENEFITS

Section 11.1          Claims and Review Procedures.  The Plan Administrator shall adopt procedures for the filing and review of claims in accordance with Section 503 of ERISA.

ARTICLE XII

AMENDMENT AND TERMINATION OF PLAN

Section 12.1          Amendment.  The Company may amend this Plan, in whole or in part, at any time provided, however, that no amendment shall be effective to decrease the balance in any Account as accrued at the time of such amendment.  Any amendment which would allow officers of the Company to participate in the Plan shall require the approval of the AbbVie Inc. Board of Directors.  Any amendment which increases the total cost of the Plan to the Employers in excess of $250,000 in each of the three full calendar years next following the date of the amendment shall be approved by the Board of Review.  The Senior Vice President, Human Resources of the Company (or the individual holding equivalent duties and responsibilities) shall approve all other amendments to the Plan and the extension of the Plan to any division or Subsidiary of the Company.

Section 12.2          Termination.  The Board of Review may at any time terminate the Plan with respect to future Deferral Elections.  The Board of Review may also terminate and liquidate the Plan in its entirety; provided that such termination and liquidation are consistent with the provisions of Code Section 409A.  Upon any such termination, the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan, determined as of the termination date, in compliance with Code Section 409A.

ARTICLE XIII

MISCELLANEOUS

Section 13.1          Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA and therefore meant to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No

Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

Section 13.2          Nonassignability.  Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 13.3          Validity and Severability.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.4          Governing Law.  The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Illinois, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 13.5          Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.

Section 13.6          Underlying Compensation and Incentive Plans and Programs.  Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which Eligible Bonuses or Eligible Compensation are earned and which are deferred under this Plan.

Section 13.7          Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

Section 13.8          Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

Section 13.9          Notice.  Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Plan Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

Section 13.10           Waiver of Notice.  Any notice required under the Plan may be waived by the person entitled to such notice.

Section 13.11       Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 13.12       Additional Employers.  Subject to the consent of the Board of Review, any Subsidiary of the Company may adopt the Plan by filing a written instrument to that effect with the Company.

Section 13.13       Section 409A.  To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A.  The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, amounts that would otherwise be payable pursuant to the Plan during the six-month period immediately following the Participant’s Termination of Employment or Retirement shall instead be paid on the first business day after the date that is six months following the Participant’s Termination of Employment or Retirement (or upon the Participant’s death, if earlier), plus, to the extent subject to a six-month delay, a return equal to the Rate of Return that would be achieved if such amounts were invested in accordance with the Participant’s Investment Elections under Section 4.2 from the respective dates on which such amounts would otherwise have been paid until the actual date of payment.

SUPPLEMENT A

TRANSFER OF LIABILITIES FROM THE

ABBOTT LABORATORIES DEFERRED COMPENSATION PLAN

A-1.        Purpose and Effect.  The purpose of this Supplement A is to provide for the transfer of liabilities from the Abbott Laboratories Deferred Compensation Plan (the “Abbott DCP”) to this Plan with respect to Transferred Participants and Post-Distribution Participants as set forth in the EMA.

A-2.        Eligibility, Service and Compensation.  Transferred Participants and Post-Distribution Participants shall (a) be eligible to participate in this Plan to the extent they were eligible to participate in the Abbott DCP as of the applicable Transfer Date (as defined in the EMA), and (b) receive credit for vesting and eligibility for all service credited for those purposes under the Abbott DCP as of the Transfer Date (as defined in the EMA) as if that service had been rendered to AbbVie (provided that in the event that any such Transferred Participant or Post-Distribution Participant receives a distribution from the Abbott DCP, the value of such distribution shall be offset against future benefits under the this Plan to the extent necessary to prevent a duplication of benefits).  The compensation paid by Abbott and its subsidiaries to a Transferred Participant or a Post-Distribution Participant that was recognized under the Abbott DCP as of the Transfer Date (as defined in the EMA) shall be credited and recognized for all applicable purposes under this Plan as though it were compensation from AbbVie or its Subsidiaries.

A-3.        Matching DCP Deferral.  For purposes of determining a Transferred Participant’s or a Post-Distribution Participant’s Matching DCP Deferrals for the Plan Year in which such participant becomes eligible to participate in the Plan, such participant’s deferrals and Base Compensation under the Plan shall be prorated.

A-4.        Employer Contributions.  For purposes of determining the Employer Contribution under Section 5.1 for the Plan Year in which a Transferred Participant or a Post-Distribution Participant becomes eligible to participate in the Plan, such participant’s Matching DCP Deferrals made under the Abbott DCP shall not be taken into account.

A-5.        Initial Transfer of Liabilities from Abbott DCP.  As soon as practicable after the Separation Date, and subject to such terms and conditions as the Plan Administrator may establish, all liabilities attributable to Transferred Participants shall be transferred from the Abbott DCP to this Plan.  The Plan shall credit each such Transferred Employee’s account with (a) the amount deferred by such individual into the Abbott DCP as of the applicable Transfer Date, plus (b) any employer contributions, whether vested or unvested, deemed to have been made in relation to the amount described in (a), including, in each case, any earnings thereon.

A-6.        Deferral and Distribution Elections.  The Plan shall recognize, implement and honor all deferral and distribution elections made by each Transferred Participant under the Abbott DCP (including, but not limited to, any election to defer any bonus earned during 2012 but paid in 2013).

A-7.        Subsequent Transfers.  At such time or times as the Plan Administrator and Abbott (or its delegate) shall agree, and subject to such terms and conditions as the Plan Administrator may establish, all liabilities attributable to Post-Distribution Participants shall be transferred from the Abbott DCP to this Plan.  The Plan shall credit each such Post-Distribution Participant’s account with (a) the amount deferred by such individual into the Abbott DCP as of the applicable Transfer Date, plus (b) any employer contributions, whether vested or unvested, deemed to have been made in relation to the amount described in (a), including, in each case, any earnings thereon.

A-8.        Deferral and Distribution Elections — Post-Distribution Participants.  Post-Distribution Participants are required to make new elections under the Plan upon hire or transfer to AbbVie or its subsidiaries in accordance with Section 3.1(b).  Distribution elections made under the Abbott DCP with respect to transferred amounts described in A-7 above shall be recognized, implemented and honored by the Plan and such amounts shall be immediately distributable to such Post-Distribution Participants in accordance with such elections.  Distribution elections with respect to amounts deferred under this Plan on or after the Effective Date shall be in accordance with Section 4.3 and other applicable provisions of this Plan.

A-9.        Use of Terms.  Terms used in this Supplement A have the meanings of those terms as set forth in the Plan, unless they are defined in this Supplement A.  All of the terms and provisions of the Plan shall apply to this Supplement A except that where the terms of the Plan and this Supplement A conflict, the terms of this Supplement A shall govern.